EXHIBIT 10.4

Base Contract for Sale and Purchase of Natural Gas

This Base Contract is entered into as of the following date: July 27, 2005. The parties to this Base Contract are the following:

CALPINE ENERGY SERVICES, L.P.	and	ROSETTA RESOURCES CALIFORNIA, LLC
717 Texas Avenue., Suite 2800, Houston, TX 77002
Duns Number: 16-966-8212		Duns Number:
Contract Number:		Contract Number:
U.S. Federal Tax ID Number: 77-0526913		U.S. Federal Tax ID Number: 51-0546842

Notices:		c/o
717 Texas Avenue., Suite 2800, Houston, TX 77002		CPSLP, Agent, 717 Texas Avenue., Suite 2800, Houston, TX 77002
Attn: Contract Administration		Attn: Contract Administration
Phone: (713) 830-8845 Fax: (713) 830-8751		Phone: 713-830-8333 Fax: 713-830-8751

Confirmations:		c/o
717 Texas Avenue., Suite 2800, Houston, TX 77002		CPSLP, Agent, 717 Texas Avenue., Suite 2800, Houston, TX 77002
Attn: Gas Confirmations		Attn: Gas Confirmations
Phone: (713) 830-8723 Fax: (713) 830-8868		Phone: 713-830-8333 Fax: 713-830-8868

Invoices and Payments:		c/o
717 Texas Avenue., Suite 2800, Houston, TX 77002		CPSLP, Agent, 717 Texas Avenue., Suite 2800, Houston, TX 77002
Attn: Fuels Accounting		Attn: Fuels Accounting
Phone: (713) 830-2000 Fax: (713) 830-8749		Phone: 713-830-2000 Fax: 713-830-8749

Wire Transfer or ACH Numbers (if applicable):
BANK: Union Bank of California, Oakland, CA		BANK:
ABA: 122-000-496		ABA:
ACCT: 187-003-1951		ACCT:
Other Details:		Other Details:

This Base Contract incorporates by reference for all purposes the General Terms and Conditions for Sale and Purchase of Natural Gas published by the North American Energy Standards Board. The parties hereby agree to the following provisions offered in said General Terms and Conditions. In the event the parties fail to check a box, the specified default provision shall apply. Select only one box from each section:

Section 1.2 Transaction Procedure	☒ ☐	Oral (default) Written	Section 7.2 Payment Date	☒ ☐	25th Day of Month following Month of delivery (default) Day of Month following Month of delivery

Section 2.5 Confirm Deadline	☒ ☐	2 Business Days after receipt (default) Business Days after receipt	Section 7.2 Method of Payment	☒ ☐ ☐	Wire transfer (default) Automated Clearinghouse Credit (ACH) Check

Section 2.6 Confirming Party	☒	Seller (default) Buyer ____________	Section 7.7 Netting	☒ ☐	Netting applies (default) Netting does not apply

Section 3.2 Performance Obligation	☒ ☐	Cover Standard (default) Spot Price Standard	Section 10.3.1 Early Termination Damages	☒ ☐	Early Termination Damages Apply (default) Early Termination Damages Do Not Apply

Note: The following Spot Price Publication applies to both of the immediately preceding.			Section 10.3.2 Other Agreement Setoffs	☐ ☒	Other Agreement Setoffs Apply (default) Other Agreement Setoffs Do Not Apply

Section 2.26 Spot Price Publication	☒ ☐	Gas Daily Midpoint (default) ____________	Section 14.5 Choice Of Law		Texas

Section 6 Taxes	☒ ☐	Buyer Pays At and After Delivery Point (default) Seller Pays Before and At Delivery Point	Section 14.10 Confidentiality	☒ ☐	Confidentiality applies (default) Confidentiality does not apply

☒ Special Provisions Number of sheets attached: Four (5) ☐ Addendum(s): None

IN WITNESS WHEREOF, the parties hereto have executed this Base Contract in duplicate.

CALPINE ENERGY SERVICES, L.P. (Party “A”)		ROSETTA RESOURCES CALIFORNIA LLC (Party “B”)
Party Name		Party Name

By	/s/ Janet R. Dietrich	By	/s/ Charles F. Chambers
Name:	Janet R. Dietrich	Name:	Charles F. Chambers
Title:	Vice President	Title:	Executive Vice President

Copyright © 2002 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	April 19, 2002

General Terms and Conditions

Base Contract for Sale and Purchase of Natural Gas

SECTION 1. PURPOSE AND PROCEDURES

1.1. These General Terms and Conditions are intended to facilitate purchase and sale transactions of Gas on a Firm or Interruptible basis. “Buyer” refers to the party receiving Gas and “Seller” refers to the party delivering Gas. The entire agreement between the parties shall be the Contract as defined in Section 2.7.

The parties have selected either the “Oral Transaction Procedure” or the “Written Transaction Procedure” as indicated on the Base Contract.

Oral Transaction Procedure:

1.2. The parties will use the following Transaction Confirmation procedure. Any Gas purchase and sale transaction may be effectuated in an EDI transmission or telephone conversation with the offer and acceptance constituting the agreement of the parties. The parties shall be legally bound from the time they so agree to transaction terms and may each rely thereon. Any such transaction shall be considered a “writing” and to have been “signed”. Notwithstanding the foregoing sentence, the parties agree that Confirming Party shall, and the other party may, confirm a telephonic transaction by sending the other party a Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means within three Business Days of a transaction covered by this Section 1.2 (Oral Transaction Procedure) provided that the failure to send a Transaction Confirmation shall not invalidate the oral agreement of the parties. Confirming Party adopts its confirming letterhead, or the like, as its signature on any Transaction Confirmation as the identification and authentication of Confirming Party. If the Transaction Confirmation contains any provisions other than those relating to the commercial terms of the transaction (i.e., price, quantity, performance obligation, delivery point, period of delivery and/or transportation conditions), which modify or supplement the Base Contract or General Terms and Conditions of this Contract (e.g., arbitration or additional representations and warranties), such provisions shall not be deemed to be accepted pursuant to Section 1.3 but must be expressly agreed to by both parties; provided that the foregoing shall not invalidate any transaction agreed to by the parties.

Written Transaction Procedure:

1.2. The parties will use the following Transaction Confirmation procedure. Should the parties come to an agreement regarding a Gas purchase and sale transaction for a particular Delivery Period, the Confirming Party shall, and the other party may, record that agreement on a Transaction Confirmation and communicate such Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means, to the other party by the close of the Business Day following the date of agreement. The parties acknowledge that their agreement will not be binding until the exchange of nonconflicting Transaction Confirmations or the passage of the Confirm Deadline without objection from the receiving party, as provided in Section 1.3.

1.3. If a sending party’s Transaction Confirmation is materially different from the receiving party’s understanding of the agreement referred to in Section 1.2, such receiving party shall notify the sending party via facsimile, EDI or mutually agreeable electronic means by the Confirm Deadline, unless such receiving party has previously sent a Transaction Confirmation to the sending party. The failure of the receiving party to so notify the sending party in writing by the Confirm Deadline constitutes the receiving party’s agreement to the terms of the transaction described in the sending party’s Transaction Confirmation. If there are any material differences between timely sent Transaction Confirmations governing the same transaction, then neither Transaction Confirmation shall be binding until or unless such differences are resolved including the use of any evidence that clearly resolves the differences in the Transaction Confirmations. In the event of a conflict among the terms of (i) a binding Transaction Confirmation pursuant to Section 1.2, (ii) the oral agreement of the parties which may be evidenced by a recorded conversation, where the parties have selected the Oral Transaction Procedure of the Base Contract, (iii) the Base Contract, and (iv) these General Terms and Conditions, the terms of the documents shall govern in the priority listed in this sentence.

1.4. The parties agree that each party may electronically record all telephone conversations with respect to this Contract between their respective employees, without any special or further notice to the other party. Each party shall obtain any necessary consent of its agents and employees to such recording. Where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, the parties agree not to contest the validity or enforceability of telephonic recordings entered into in accordance with the requirements of this Base Contract. However, nothing herein shall be construed as a waiver of any objection to the admissibility of such evidence.

SECTION 2. DEFINITIONS

The terms set forth below shall have the meaning ascribed to them below. Other terms are also defined elsewhere in the Contract and shall have the meanings ascribed to them herein.

2.1. “Alternative Damages” shall mean such damages, expressed in dollars or dollars per MMBtu, as the parties shall agree upon in the Transaction Confirmation, in the event either Seller or Buyer fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer.

2.2. “Base Contract” shall mean a contract executed by the parties that incorporates these General Terms and Conditions by reference; that specifies the agreed selections of provisions contained herein; and that sets forth other information required herein and any Special Provisions and addendum(s) as identified on page one.

2.3. “British thermal unit” or “Btu” shall mean the International BTU, which is also called the Btu (IT).

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 2 of 10	April 19, 2002

2.4. “Business Day” shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays.

2.5. “Confirm Deadline” shall mean 5:00 p.m. in the receiving party’s time zone on the second Business Day following the Day a Transaction Confirmation is received or, if applicable, on the Business Day agreed to by the parties in the Base Contract; provided, if the Transaction Confirmation is time stamped after 5:00 p.m. in the receiving party’s time zone, it shall be deemed received at the opening of the next Business Day.

2.6. “Confirming Party” shall mean the party designated in the Base Contract to prepare and forward Transaction Confirmations to the other party.

2.7. “Contract” shall mean the legally-binding relationship established by (i) the Base Contract, (ii) any and all binding Transaction Confirmations and (iii) where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, any and all transactions that the parties have entered into through an EDI transmission or by telephone, but that have not been confirmed in a binding Transaction Confirmation.

2.8. “Contract Price” shall mean the amount expressed in U.S. Dollars per MMBtu to be paid by Buyer to Seller for the purchase of Gas as agreed to by the parties in a transaction.

2.9. “Contract Quantity” shall mean the quantity of Gas to be delivered and taken as agreed to by the parties in a transaction.

2.10. “Cover Standard”, as referred to in Section 3.2, shall mean that if there is an unexcused failure to take or deliver any quantity of Gas pursuant to this Contract, then the performing party shall use commercially reasonable efforts to (i) if Buyer is the performing party, obtain Gas, (or an alternate fuel if elected by Buyer and replacement Gas is not available), or (ii) if Seller is the performing party, sell Gas, in either case, at a price reasonable for the delivery or production area, as applicable, consistent with: the amount of notice provided by the nonperforming party; the immediacy of the Buyer’s Gas consumption needs or Seller’s Gas sales requirements, as applicable; the quantities involved; and the anticipated length of failure by the nonperforming party.

2.11. “Credit Support Obligation(s)” shall mean any obligation(s) to provide or establish credit support for, or on behalf of, a party to this Contract such as an irrevocable standby letter of credit, a margin agreement, a prepayment, a security interest in an asset, a performance bond, guaranty, or other good and sufficient security of a continuing nature.

2.12. “Day” shall mean a period of 24 consecutive hours, coextensive with a “day” as defined by the Receiving Transporter in a particular transaction.

2.13. “Delivery Period” shall be the period during which deliveries are to be made as agreed to by the parties in a transaction.

2.14. “Delivery Point(s)” shall mean such point(s) as are agreed to by the parties in a transaction.

2.15. “EDI” shall mean an electronic data interchange pursuant to an agreement entered into by the parties, specifically relating to the communication of Transaction Confirmations under this Contract.

2.16. “EFP” shall mean the purchase, sale or exchange of natural Gas as the “physical” side of an exchange for physical transaction involving gas futures contracts. EFP shall incorporate the meaning and remedies of “Firm”, provided that a party’s excuse for nonperformance of its obligations to deliver or receive Gas will be governed by the rules of the relevant futures exchange regulated under the Commodity Exchange Act.

2.17. “Firm” shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure; provided, however, that during Force Majeure interruptions, the party invoking Force Majeure may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter.

2.18. “Gas” shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

2.19. “Imbalance Charges” shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter’s balance and/or nomination requirements.

2.20. “Interruptible” shall mean that either party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability, except such interrupting party may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.

2.21.	“MMBtu” shall mean one million British thermal units, which is equivalent to one dekatherm.

2.22. “Month” shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

2.23. “Payment Date” shall mean a date, as indicated on the Base Contract, on or before which payment is due Seller for Gas received by Buyer in the previous Month.

2.24. “Receiving Transporter” shall mean the Transporter receiving Gas at a Delivery Point, or absent such receiving Transporter, the Transporter delivering Gas at a Delivery Point.

2.25. “Scheduled Gas” shall mean the quantity of Gas confirmed by Transporter(s) for movement, transportation or management.

2.26. “Spot Price “ as referred to in Section 3.2 shall mean the price listed in the publication indicated on the Base Contract, under the listing applicable to the geographic location closest in proximity to the Delivery Point(s) for the relevant Day; provided, if there is no single price published for such location for such Day, but there is published a range of prices, then the Spot Price shall be the average

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 3 of 10	April 19, 2002

of such high and low prices. If no price or range of prices is published for such Day, then the Spot Price shall be the average of the following: (i) the price (determined as stated above) for the first Day for which a price or range of prices is published that next precedes the relevant Day; and (ii) the price (determined as stated above) for the first Day for which a price or range of prices is published that next follows the relevant Day.

2.27. “Transaction Confirmation” shall mean a document, similar to the form of Exhibit A, setting forth the terms of a transaction formed pursuant to Section 1 for a particular Delivery Period.

2.28. “Termination Option” shall mean the option of either party to terminate a transaction in the event that the other party fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer for a designated number of days during a period as specified on the applicable Transaction Confirmation.

2.29. “Transporter(s)” shall mean all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular transaction.

SECTION 3. PERFORMANCE OBLIGATION

3.1. Seller agrees to sell and deliver, and Buyer agrees to receive and purchase, the Contract Quantity for a particular transaction in accordance with the terms of the Contract. Sales and purchases will be on a Firm or Interruptible basis, as agreed to by the parties in a transaction.

The parties have selected either the “Cover Standard” or the “Spot Price Standard” as indicated on the Base Contract.

Cover Standard:

3.2. The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the positive difference, if any, between the purchase price paid by Buyer utilizing the Cover Standard and the Contract Price, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s); or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in the amount equal to the positive difference, if any, between the Contract Price and the price received by Seller utilizing the Cover Standard for the resale of such Gas, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually taken by Buyer for such Day(s); or (iii) in the event that Buyer has used commercially reasonable efforts to replace the Gas or Seller has used commercially reasonable efforts to sell the Gas to a third party, and no such replacement or sale is available, then the sole and exclusive remedy of the performing party shall be any unfavorable difference between the Contract Price and the Spot Price, adjusted for such transportation to the applicable Delivery Point, multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller and received by Buyer for such Day(s). Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

Spot Price Standard:

3.2. The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the Contract Price from the Spot Price; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price. Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

3.3. Notwithstanding Section 3.2, the parties may agree to Alternative Damages in a Transaction Confirmation executed in writing by both parties.

3.4. In addition to Sections 3.2 and 3.3, the parties may provide for a Termination Option in a Transaction Confirmation executed in writing by both parties. The Transaction Confirmation containing the Termination Option will designate the length of nonperformance triggering the Termination Option and the procedures for exercise thereof, how damages for nonperformance will be compensated, and how liquidation costs will be calculated.

SECTION 4. TRANSPORTATION, NOMINATIONS, AND IMBALANCES

4.1. Seller shall have the sole responsibility for transporting the Gas to the Delivery Point(s). Buyer shall have the sole responsibility for transporting the Gas from the Delivery Point(s).

4.2. The parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected Transporter(s). Each party shall give the other party timely prior Notice, sufficient to meet the requirements of all Transporter(s) involved in the transaction, of the quantities of Gas to be delivered and purchased each Day. Should either party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the Scheduled Gas, such party shall promptly notify the other party.

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All Rights Reserved	Page 4 of 10	April 19, 2002

4.3. The parties shall use commercially reasonable efforts to avoid imposition of any Imbalance Charges. If Buyer or Seller receives an invoice from a Transporter that includes Imbalance Charges, the parties shall determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges were incurred as a result of Buyer’s receipt of quantities of Gas greater than or less than the Scheduled Gas, then Buyer shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller. If the Imbalance Charges were incurred as a result of Seller’s delivery of quantities of Gas greater than or less than the Scheduled Gas, then Seller shall pay for such Imbalance Charges or reimburse Buyer for such Imbalance Charges paid by Buyer.

SECTION 5. QUALITY AND MEASUREMENT

All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Receiving Transporter. The unit of quantity measurement for purposes of this Contract shall be one MMBtu dry. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.

SECTION 6. TAXES

The parties have selected either “Buyer Pays At and After Delivery Point” or “Seller Pays Before and At Delivery Point” as indicated on the Base Contract.

Buyer Pays At and After Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas at the Delivery Point(s) and all Taxes after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

Seller Pays Before and At Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s) and all Taxes at the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

SECTION 7. BILLING, PAYMENT, AND AUDIT

7.1. Seller shall invoice Buyer for Gas delivered and received in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Scheduled Gas. The invoiced quantity will then be adjusted to the actual quantity on the following Month’s billing or as soon thereafter as actual delivery information is available.

7.2. Buyer shall remit the amount due under Section 7.1 in the manner specified in the Base Contract, in immediately available funds, on or before the later of the Payment Date or 10 Days after receipt of the invoice by Buyer; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date. In the event any payments are due Buyer hereunder, payment to Buyer shall be made in accordance with this Section 7.2.

7.3. In the event payments become due pursuant to Sections 3.2 or 3.3, the performing party may submit an invoice to the nonperforming party for an accelerated payment setting forth the basis upon which the invoiced amount was calculated. Payment from the nonperforming party will be due five Business Days after receipt of invoice.

7.4. If the invoiced party, in good faith, disputes the amount of any such invoice or any part thereof, such invoiced party will pay such amount as it concedes to be correct; provided, however, if the invoiced party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed. In the event the parties are unable to resolve such dispute, either party may pursue any remedy available at law or in equity to enforce its rights pursuant to this Section.

7.5. If the invoiced party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

7.6. A party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under the Contract. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Contract. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery. All retroactive adjustments under Section 7 shall be paid in full by the party owing payment within 30 Days of Notice and substantiation of such inaccuracy.

7.7. Unless the parties have elected on the Base Contract not to make this Section 7.7 applicable to this Contract, the parties shall net all undisputed amounts due and owing, and/or past due, arising under the Contract such that the party owing the greater amount shall make a single payment of the net amount to the other party in accordance with Section 7; provided that no payment required to be made pursuant to the terms of any Credit Support Obligation or pursuant to Section 7.3 shall be subject to netting under this Section. If the parties have executed a separate netting agreement, the terms and conditions therein shall prevail to the extent inconsistent herewith.

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 5 of 10	April 19, 2002

SECTION 8. TITLE, WARRANTY, AND INDEMNITY

8.1. Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Buyer at the Delivery Point(s). Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s). Buyer shall have responsibility for and any liability with respect to said Gas after its delivery to Buyer at the Delivery Point(s).

8.2. Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims. EXCEPT AS PROVIDED IN THIS SECTION 8.2 AND IN SECTION 14.8, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.

8.3. Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including reasonable attorneys’ fees and costs of court (“Claims”), from any and all persons, arising from or out of claims of title, personal injury or property damage from said Gas or other charges thereon which attach before title passes to Buyer. Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury or property damage from said Gas or other charges thereon which attach after title passes to Buyer.

8.4. Notwithstanding the other provisions of this Section 8, as between Seller and Buyer, Seller will be liable for all Claims to the extent that such arise from the failure of Gas delivered by Seller to meet the quality requirements of Section 5.

SECTION 9. NOTICES

9.1. All Transaction Confirmations, invoices, payments and other communications made pursuant to the Base Contract (“Notices”) shall be made to the addresses specified in writing by the respective parties from time to time.

9.2. All Notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered.

9.3. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending party’s receipt of its facsimile machine’s confirmation of successful transmission. If the day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving party. Notice via first class mail shall be considered delivered five Business Days after mailing.

SECTION 10. FINANCIAL RESPONSIBILITY

10.1. If either party (“X”) has reasonable grounds for insecurity regarding the performance of any obligation under this Contract (whether or not then due) by the other party (“Y”) (including, without limitation, the occurrence of a material change in the creditworthiness of Y), X may demand Adequate Assurance of Performance. “Adequate Assurance of Performance” shall mean sufficient security in the form, amount and for the term reasonably acceptable to X, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset or a performance bond or guaranty (including the issuer of any such security).

10.2. In the event (each an “Event of Default”) either party (the “Defaulting Party”) or its guarantor shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (vi) fail to perform any obligation to the other party with respect to any Credit Support Obligations relating to the Contract; (vii) fail to give Adequate Assurance of Performance under Section 10.1 within 48 hours but at least one Business Day of a written request by the other party; or (viii) not have paid any amount due the other party hereunder on or before the second Business Day following written Notice that such payment is due; then the other party (the “Non-Defaulting Party”) shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments upon Notice and/or to terminate and liquidate the transactions under the Contract, in the manner provided in Section 10.3, in addition to any and all other remedies available hereunder.

10.3. If an Event of Default has occurred and is continuing, the Non-Defaulting Party shall have the right, by Notice to the Defaulting Party, to designate a Day, no earlier than the Day such Notice is given and no later than 20 Days after such Notice is given, as an early termination date (the “Early Termination Date”) for the liquidation and termination pursuant to Section 10.3.1 of all transactions under the Contract, each a “Terminated Transaction”. On the Early Termination Date, all transactions will terminate, other than those transactions, if any, that may not be liquidated and terminated under applicable law or that are, in the reasonable opinion of the Non- Defaulting Party, commercially impracticable to liquidate and terminate (“Excluded Transactions”), which Excluded Transactions must be liquidated and terminated as soon thereafter as is reasonably practicable, and upon termination shall be a Terminated Transaction and be valued consistent with Section 10.3.1 below. With respect to each Excluded Transaction, its actual termination date shall be the Early Termination Date for purposes of Section 10.3.1.

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 6 of 10	April 19, 2002

The parties have selected either “Early Termination Damages Apply” or “Early Termination Damages Do Not Apply” as indicated on the Base Contract.

Early Termination Damages Apply:

10.3.1. As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, (i) the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract and (ii) the Market Value, as defined below, of each Terminated Transaction. The Non-Defaulting Party shall (x) liquidate and accelerate each Terminated Transaction at its Market Value, so that each amount equal to the difference between such Market Value and the Contract Value, as defined below, of such Terminated Transaction(s) shall be due to the Buyer under the Terminated Transaction(s) if such Market Value exceeds the Contract Value and to the Seller if the opposite is the case; and (y) where appropriate, discount each amount then due under clause (x) above to present value in a commercially reasonable manner as of the Early Termination Date (to take account of the period between the date of liquidation and the date on which such amount would have otherwise been due pursuant to the relevant Terminated Transactions).

For purposes of this Section 10.3.1, “Contract Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the Contract Price, and “Market Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the market price for a similar transaction at the Delivery Point determined by the Non-Defaulting Party in a commercially reasonable manner. To ascertain the Market Value, the Non-Defaulting Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in energy swap contracts or physical gas trading markets, similar sales or purchases and any other bona fide third-party offers, all adjusted for the length of the term and differences in transportation costs. A party shall not be required to enter into a replacement transaction(s) in order to determine the Market Value. Any extension(s) of the term of a transaction to which parties are not bound as of the Early Termination Date (including but not limited to “evergreen provisions”) shall not be considered in determining Contract Values and Market Values. For the avoidance of doubt, any option pursuant to which one party has the right to extend the term of a transaction shall be considered in determining Contract Values and Market Values. The rate of interest used in calculating net present value shall be determined by the Non-Defaulting Party in a commercially reasonable manner.

Early Termination Damages Do Not Apply:

10.3.1. As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract.

The parties have selected either “Other Agreement Setoffs Apply” or “Other Agreement Setoffs Do Not Apply” as indicated on the Base Contract.

Other Agreement Setoffs Apply:

10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff (i) any Net Settlement Amount owed to the Non-Defaulting Party against any margin or other collateral held by it in connection with any Credit Support Obligation relating to the Contract; or (ii) any Net Settlement Amount payable to the Defaulting Party against any amount(s) payable by the Defaulting Party to the Non-Defaulting Party under any other agreement or arrangement between the parties.

Other Agreement Setoffs Do Not Apply:

10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff any Net Settlement Amount owed to the Non-Defaulting Party against any margin or other collateral held by it in connection with any Credit Support Obligation relating to the Contract.

10.3.3. If any obligation that is to be included in any netting, aggregation or setoff pursuant to Section 10.3.2 is unascertained, the Non-Defaulting Party may in good faith estimate that obligation and net, aggregate or setoff, as applicable, in respect of the estimate, subject to the Non-Defaulting Party accounting to the Defaulting Party when the obligation is ascertained. Any amount not then due which is included in any netting, aggregation or setoff pursuant to Section 10.3.2 shall be discounted to net present value in a commercially reasonable manner determined by the Non-Defaulting Party.

10.4. As soon as practicable after a liquidation, Notice shall be given by the Non-Defaulting Party to the Defaulting Party of the Net Settlement Amount, and whether the Net Settlement Amount is due to or due from the Non-Defaulting Party. The Notice shall include a written statement explaining in reasonable detail the calculation of such amount, provided that failure to give such Notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party. The Net Settlement Amount shall be paid by the close of business on the second Business Day following such Notice, which date shall not be earlier than the Early Termination Date. Interest on any unpaid portion of the Net Settlement Amount shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 7 of 10	April 19, 2002

10.5. The parties agree that the transactions hereunder constitute a “forward contract” within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each “forward contract merchants” within the meaning of the United States Bankruptcy Code.

10.6. The Non-Defaulting Party’s remedies under this Section 10 are the sole and exclusive remedies of the Non-Defaulting Party with respect to the occurrence of any Early Termination Date. Each party reserves to itself all other rights, setoffs, counterclaims and other defenses that it is or may be entitled to arising from the Contract.

10.7. With respect to this Section 10, if the parties have executed a separate netting agreement with close-out netting provisions, the terms and conditions therein shall prevail to the extent inconsistent herewith.

SECTION 11. FORCE MAJEURE

11.1. Except with regard to a party’s obligation to make payment(s) due under Section 7, Section 10.4, and Imbalance Charges under Section 4, neither party shall be liable to the other for failure to perform a Firm obligation, to the extent such failure was caused by Force Majeure. The term “Force Majeure” as employed herein means any cause not reasonably within the control of the party claiming suspension, as further defined in Section 11.2.

11.2. Force Majeure shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of Firm transportation and/or storage by Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction. Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

11.3. Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary Firm transportation unless primary, in-path, Firm transportation is also curtailed; (ii) the party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (iii) economic hardship, to include, without limitation, Seller’s ability to sell Gas at a higher or more advantageous price than the Contract Price, Buyer’s ability to purchase Gas at a lower or more advantageous price than the Contract Price, or a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Agreement; (iv) the loss of Buyer’s market(s) or Buyer’s inability to use or resell Gas purchased hereunder, except, in either case, as provided in Section 11.2; or (v) the loss or failure of Seller’s gas supply or depletion of reserves, except, in either case, as provided in Section 11.2. The party claiming Force Majeure shall not be excused from its responsibility for Imbalance Charges.

11.4. Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance.

11.5. The party whose performance is prevented by Force Majeure must provide Notice to the other party. Initial Notice may be given orally; however, written Notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written Notice of Force Majeure to the other party, the affected party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery of Gas, as applicable, to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.

11.6. Notwithstanding Sections 11.2 and 11.3, the parties may agree to alternative Force Majeure provisions in a Transaction Confirmation executed in writing by both parties.

SECTION 12. TERM

This Contract may be terminated on 30 Day’s written Notice, but shall remain in effect until the expiration of the latest Delivery Period of any transaction(s). The rights of either party pursuant to Section 7.6 and Section 10, the obligations to make payment hereunder, and the obligation of either party to indemnify the other, pursuant hereto shall survive the termination of the Base Contract or any transaction.

SECTION 13. LIMITATIONS

FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 8 of 10	April 19, 2002

TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

SECTION 14. MISCELLANEOUS

14.1. This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective parties hereto, and the covenants, conditions, rights and obligations of this Contract shall run for the full term of this Contract. No assignment of this Contract, in whole or in part, will be made without the prior written consent of the non-assigning party (and shall not relieve the assigning party from liability hereunder), which consent will not be unreasonably withheld or delayed; provided, either party may (i) transfer, sell, pledge, encumber, or assign this Contract or the accounts, revenues, or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer its interest to any parent or affiliate by assignment, merger or otherwise without the prior approval of the other party. Upon any such assignment, transfer and assumption, the transferor shall remain principally liable for and shall not be relieved of or discharged from any obligations hereunder.

14.2. If any provision in this Contract is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Contract.

14.3.	No waiver of any breach of this Contract shall be held to be a waiver of any other or subsequent breach.

14.4. This Contract sets forth all understandings between the parties respecting each transaction subject hereto, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Contract and any effective transaction(s). This Contract may be amended only by a writing executed by both parties.

14.5. The interpretation and performance of this Contract shall be governed by the laws of the jurisdiction as indicated on the Base Contract, excluding, however, any conflict of laws rule which would apply the law of another jurisdiction.

14.6. This Contract and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any governmental authority having jurisdiction over the parties, their facilities, or Gas supply, this Contract or transaction or any provisions thereof.

14.7. There is no third party beneficiary to this Contract.

14.8. Each party to this Contract represents and warrants that it has full and complete authority to enter into and perform this Contract. Each person who executes this Contract on behalf of either party represents and warrants that it has full and complete authority to do so and that such party will be bound thereby.

14.9. The headings and subheadings contained in this Contract are used solely for convenience and do not constitute a part of this Contract between the parties and shall not be used to construe or interpret the provisions of this Contract.

14.10. Unless the parties have elected on the Base Contract not to make this Section 14.10 applicable to this Contract, neither party shall disclose directly or indirectly without the prior written consent of the other party the terms of any transaction to a third party (other than the employees, lenders, royalty owners, counsel, accountants and other agents of the party, or prospective purchasers of all or substantially all of a party’s assets or of any rights under this Contract, provided such persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule, (ii) to the extent necessary for the enforcement of this Contract, (iii) to the extent necessary to implement any transaction, or (iv) to the extent such information is delivered to such third party for the sole purpose of calculating a published index. Each party shall notify the other party of any proceeding of which it is aware which may result in disclosure of the terms of any transaction (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. The existence of this Contract is not subject to this confidentiality obligation. Subject to Section 13, the parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of any transaction hereunder shall be kept confidential by the parties hereto for one year from the expiration of the transaction.

In the event that disclosure is required by a governmental body or applicable law, the party subject to such requirement may disclose the material terms of this Contract to the extent so required, but shall promptly notify the other party, prior to disclosure, and shall cooperate (consistent with the disclosing party’s legal obligations) with the other party’s efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other party.

14.11 The parties may agree to dispute resolution procedures in Special Provisions attached to the Base Contract or in a Transaction Confirmation executed in writing by both parties.

DISCLAIMER: The purposes of this Contract are to facilitate trade, avoid misunderstandings and make more definite the terms of contracts of purchase and sale of natural gas. Further, NAESB does not mandate the use of this Contract by any party. NAESB DISCLAIMS AND EXCLUDES, AND ANY USER OF THIS CONTRACT ACKNOWLEDGES AND AGREES TO NAESB’S DISCLAIMER OF, ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS CONTRACT OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (WHETHER OR NOT NAESB KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. EACH USER OF THIS CONTRACT ALSO AGREES THAT UNDER NO CIRCUMSTANCES WILL NAESB BE LIABLE FOR ANY DIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY USE OF THIS CONTRACT.

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 9 of 10	April 19, 2002

EXHIBIT A

TRANSACTION CONFIRMATION

FOR IMMEDIATE DELIVERY

Letterhead/Logo	Date: ,
Transaction Confirmation #:

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated . The terms of this Transaction Confirmation are binding unless disputed in writing within 2 Business Days of receipt unless otherwise specified in the Base Contract.

SELLER:

________________________________________________

________________________________________________

________________________________________________

Attn:

Phone:

Fax:

Base Contract No.

Transporter:

Transporter Contract Number:

BUYER:

________________________________________________

________________________________________________

________________________________________________

Attn:

Phone:

Fax:

Base Contract No.

Transporter:

Transporter Contract Number:

Contract Price: $ /MMBtu or

Delivery Period: Begin: ,	End: ,

Performance Obligation and Contract Quantity: (Select One)

Firm (Fixed Quantity): MMBtus/day ☐ EFP	Firm (Variable Quantity): MMBtus/day Minimum MMBtus/day Maximum subject to Section 4.2. at election of ☐ Buyer or ☐ Seller	Interruptible: Up to MMBtus/day

Delivery Point(s):
(If a pooling point is used, list a specific geographic and pipeline location):

Special Conditions:
Seller: By: Title: Date:	Buyer: By: Title: Date:

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 10 of 10	April 19, 2002

Special Provisions to Base Contract for

Purchase and Sale of Natural Gas

By and Between

Calpine Energy Services, L.P. (“CES”)

and

Rosetta Resources California, LLC, (“RRC”)

dated

July 7, 2005

Section 2. Definitions

Section 2.14 Section 2.14 “Delivery Point(s)” shall be changed to read as follows:

“Delivery Point(s)” shall mean such point(s) as are agreed to by the parties in a transaction and, unless stated otherwise therein, will, when referring to a “meter”, mean the upstream side of such meter.

Section 2.30 The following shall be added as Section 2.30:

“Fixed Price Transaction” means a transaction for the Firm purchase of a specific volume of Gas under this Base Contract between the parties where the Contract Price of such Gas is a specified dollar amount for a Delivery Period of greater than one Day.

Section 2.31 The following shall be added as Section 2.31:

“Collateral” means: (a) letters of credit having terms reasonably satisfactory to the Administrative Agent issued by a major U.S. commercial bank or the U.S. branch office of a major foreign bank assigned, in either case, a credit rating of at least (i) “A-” by S&P and “A3” by Moody’s, if such entity is rated by both S&P and Moody’s or (ii) “A-” by S&P or “A3” by Moody’s, if such entity is rated by either S&P or Moody’s but not both, (b) the posting of cash to a margin account, (c) cash prepayment for gas purchases and (d) such other forms of collateral as may be approved by the Majority Lenders.

Section 2.32 The following shall be added as Section 2.32:

“Credit Support Provider” shall mean Buyer’s guarantor.

Section 2.33: The following shall be added as Section 2.33:

“Exposure” shall mean the amount determined by multiplying (i) the volume of Gas flow from the previous Day(s) (ii) by the corresponding Contract Price.

Section 2.34 The following shall be added as Section 2.34:

“Majority Lenders” has the meaning assigned such term in Seller’s Senior Revolving Credit Facility dated as of July 7, 2005 among, the Seller, as borrower, BNP Paribas, as administrative agent (the “Administrative Agent”), and the lenders party thereto, as amended or restated from time to time

Section 3. Performance Obligation

Section 3.2 Add the following to the beginning of the first sentence in Section 3.2:

Subject to Section 3.5,

Section 3.5 The following shall be added as Section 3.5:

In the event of any Fixed Price Transaction, Seller understands that Buyer has taken a position in the market for the benefit of the Seller, and such position may expose Buyer to the inherent risk of the marketplace. Seller hereby agrees to accept that risk in place of the Buyer. In the event that Seller’s Contract Quantities at the Delivery Point(s) specified by the Transaction Confirmation are interrupted for any reason whatsoever, including events that would normally be defined as Force Majeure or the inability of Seller’s production to deliver the Contract Quantity to Buyer at the Delivery Point(s), Seller agrees to (1) deliver the Contract Quantity from an alternate source of supply and/or an alternate Delivery Point(s) acceptable to Buyer, at Buyer’s sole discretion, or (2) make payments to Buyer pursuant to Section 3.2 (i), Cover Standard. This obligation by Seller shall extend for so long as the Contract Quantities are interrupted. Buyer is obligated to accept the Contract Quantity from the original Delivery Point(s) at the original Contract Price upon cessation of the interruption.

Section 7. Billing, Payment, and Audit

Section 7.1 Insert the following sentence at the end of Section 7.1:

Notwithstanding the foregoing, the parties may agree to alternative payment arrangements in any Transaction Confirmation.

Section 8. Title, Warranty, and Indemnity

Section 8.4 Insert the following clause between the words “Section 5” and the closing period of Section 8.4:

except to the extent that the Receiving Transporter under any Transaction Confirmation accepts off spec gas.

2

Section 9. Notices

Section 9.1 Delete the word “Base” before the word “Contract” in the first line.

Section 10. Financial Responsibility

Section 10.1 Section 10.1 shall be deleted in its entirety and replaced with the following:

(a) If Buyer or Buyer’s Credit Support Provider’s long term debt rating from S&P is “BBB” “with negative outlook” or “BBB-” or below any of the above, Buyer will promptly post Collateral as set forth in Section 10.1(b).

(b) On any Business Day, Seller will determine the Exposure and will require Buyer to provide Collateral or additional Collateral, as applicable, for the Exposure amount up to and including such Day. By the close of business on the day following the day of Gas flow, Buyer will be required to post such Collateral or such additional Collateral into Seller’s margin account. Payment for each Month’s Gas sales shall be due on the 25th of the following month, and once Seller has received such payment, the amount of the Collateral in the margin account that corresponds to such payment amount shall be released and returned to Buyer on the Business Day following Seller’s receipt of such payment. If at any time Buyer fails to pay an invoice when due, and if the appropriate cure periods as set forth in Section 10.2 have expired, Seller may apply Collateral posted toward the defaulted payment amount. Seller may, with Buyer’s consent, apply any amounts in the margin account that are in excess of required Collateral toward the monthly payment for Gas.

Section 10.2 (vii) Delete entire phrase, “ (vii) fail to give ...by the other party” and replace it with the following:

(vii) fail to post Collateral as set forth below;

Section 10.2 (viii) Delete entire phrase “(viii) not have paid ... that such payment is due” and replace with the following:

(viii) not have paid any amount due the other party hereunder as set forth below;

Section 10.2 Insert the following sentence at the end of Section 10.2:

For purposes of Sections 10.2 (vii) and (viii), if payment is not received on or before Payment Date or if the obligations are not fully secured, Seller may not terminate this Contract, but may immediately cease delivery of Gas under the Contract and re-sell any such Gas on a spot basis until the payment is made and/or the appropriate Collateral is posted. If any Event of Default under 10.2(viii) is cured within sixty (60) Days of such Event of Default and Collateral is re-established or if any Event of Default under Section 10.2(vii) is cured within sixty (60) Days of such Event of Default, Seller agrees to resume deliveries under the Contract. If any Event of Default under Sections 10.2(vii) or (viii) is not cured within sixty (60) Days, Seller may terminate the Contract in accordance with Section 10.3.”

3

Section 10.3.1 In the second paragraph, sixth line, after the words “trading markets” and before the comma add the following:

...such leading dealers shall not be Parties to this Contract or affiliates of a Party to this Contract...

Section 10.4 The second sentence of Section 10.4 shall be deleted in its entirety and replaced with the following:

“The Notice shall be provided no later than thirty (30) days after the Early Termination Date and shall include a written statement explaining in reasonable detail the calculation of such amount, provided that failure to give such Notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party.”

Section 11. Force Majeure

Section 11.1 Insert the following sentence at the end of Section 11.1:

Provided further that Transporter’s loss of any pipeline easement or franchise, shall each be deemed to be an event of Force Majeure affecting Buyer for purposes of this Contract.

Section 11.2 Delete the word “Firm” in Section 11.2 (iii)

Section 11.3 Insert the following text at the end of the first sentence in Section 11.3:

vi) increases or decreases in Gas supply due to shut-in of wells or allocation or reallocation of production by either Party, well operators, pipelines, or other third parties in anticipation of a more advantageous price in the future, except as provided in Section 11.2 (vii) interruption of specific supply or markets at Gas “pooling points” or hubs” without the hub or pooling point operator claiming Force Majeure, except as provided in Section 11.2 or (viii) failure of specific, individual wells or appurtenant facilities in the absence of a Force Majeure event affecting other wells and/or facilities over a broad geographic area, except as provided in Section 11.2.

Section 12. Term

Insert the following sentence after the first sentence in Section 12:

Notwithstanding any other provision in this Contract or any Transaction Confirmation, if at any time during the term of this Contract or any Transaction Confirmation any governmental authority takes any action or threatens to take any action that results or is intended to result in the imposition upon a Party or Party’s affiliate terms or conditions that are, in the sole opinion of that Party, designed to subject that Party’s Transporter (up stream or downstream of the Delivery Point) or to subject that Party’s or its affiliate’s gathering line, pipeline or other related facility which would otherwise be utilized in a Transaction Confirmation or be utilized up stream or downstream of Delivery Point(s) under such Transaction Confirmation to any greater or different regulation(s) or jurisdiction(s) than that existing at the commencement of the Contract (or thereafter as such regulation or jurisdiction may have changed), then upon written notice given to the other, such Party may terminate or cancel the Contract.

4

Section 14. Miscellaneous

The following shall be added as Section 14.12:

Adequate Assurance Waiver. Each Party agrees that notwithstanding any provisions of law relating to adequate assurance of future performance, including, without limitation, Article 2-609 of the UCC, the Parties shall only be entitled to request adequate assurance as specifically provided in this Contract.

The following shall be added as Section 14.13:

The Buyer represents that it is a “forward contract merchant” (as defined in the United States Federal Bankruptcy Code) and is acting in such capacity under this Contract.

Initial:

CES	/s/ JRD
RRC	/s/ CFC

5

TRANSACTION CONFIRMATION

FOR IMMEDIATE DELIVERY

CALPINE ENERGY SERVICES, L.P.	Date: July 7, 2005 Transaction Confirmation # : 1

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated July 7, 2005. The terms of this Transaction Confirmation are binding unless disputed in writing within 2 Business Days of receipt unless otherwise specified in the Base Contract.

SELLER:	BUYER:

Rosetta Resources California, LLC (“RRC”)	Calpine Energy Services, L.P.(“CES”)
717 Texas Avenue, Ste. 2800	717 Texas Avenue, Ste. 1000
Houston, TX 77002	Houston, TX 77002
Attn: Brent Secrest,	Attn: Lisa Reichel
Calpine Producer Services, L.P.,	Phone: (713) 830-8613
as Agent for RRC	Fax: (713)830-8902
Phone: 713-830-8613	Base Contract No.
Fax: 713-830-8902	Transporter: CPN Pipeline Company
Base Contract No.

Contract Price: No later than five (5) Business Days prior to the Last Trading Day for the Henry Hub Natural Gas Futures Contract (as defined by NYMEX) for the following Month (“Nomination Deadline”), Seller shall furnish Buyer with an estimate of the daily volumes of Gas available for the subsequent Month of flow (the “Baseload Volume”).

For each MMBtu received as Baseload Volume by Buyer on a daily basis, the price paid by Buyer to Seller per MMBtu shall be the Natural Gas Intelligence, Bidweek Survey, California, PG&E Citygate price (“NGI”) for such Month Less an amount equal to the Silverado Path On System As-Available transport rate, Less an amount equal to the transmission shrinkage rate for Silverado. Both the transport and the shrinkage rate shall be as set forth in PG&E’s tariff as modified from time to time.

For each MMBtu received on a daily basis by Buyer during a Month in excess of the Baseload Volume (the “Incremental Volumes”), the price paid by Buyer to Seller per MMBtu shall be the Gas Daily - Daily Midpoint PG&E Citygate price (“Gas Daily”), Less an amount equal to the Silverado Path On System As-Available transport rate, Less an amount equal to the transmission shrinkage rate for Silverado. Both the transport and the shrinkage rate shall be as set forth in PG&E’s tariff as modified from time to time. Alternative pricing may also be mutually agreed upon by Buyer and Seller for the Incremental Volumes.

If Seller fails to provide a Baseload Volume estimate by the Nomination Deadline, all volumes for such Month shall be deemed to be Incremental Volumes.

To the extent that Seller does not deliver at least the Baseload Volume on a daily basis, there will be an adjustment to the monthly payment owed by Buyer to Seller (the “Financial Adjustment”). The Financial Adjustment will be defined as the positive difference of the Baseload Volume of Gas less the actual volumes delivered by Seller to Buyer on a given Day expressed in MMBtu (“Gas Volume Deficiency”) multiplied by the difference between (a) the Gas Daily price for the Day such Gas Volume Deficiency was incurred and (b) the NGI posted price for the corresponding Month of flow. If such difference is negative, no Financial Adjustment shall occur.

The Financial Adjustment for a given Month will be netted against the total Gas payment due for such corresponding Month and such adjusted payment amount will be paid in accordance with Section 7 of the Agreement. Any Financial Adjustment will also be netted against the daily margining amounts as calculated in accordance with Section 10 of the Agreement exchanged between Buyer and Seller once Seller has reasonably sufficient information to perform the Financial Adjustment calculation. For the Month of July, 2005 the Baseload Volume is 37,900 MMBtu per Day and the Incremental Volume is 1 MMBtu per Day.

Notwithstanding anything to the contrary, the Financial Adjustment shall only apply to the Gas Volume Deficiency, and Section 3.2 of the Base Contract shall apply for any other failure to deliver and/or receive volumes in accordance with the terms of the Contract.

Delivery Period: Begin: July 7, 2005 End: December 31, 2009 (“Initial Term”) and continuing year-to-year thereafter (“Renewal Term”). Either party may terminate this Transaction Confirmation at the end of the Initial Term or at the end of any Renewal Term thereafter by giving written notice to the other party at least ninety (90) day in advance of the termination date.

Performance Obligation and Contract Quantity: (Select One)

Firm (Fixed Quantity):	Firm (Variable Quantity):	Interruptible:

 ~~MMBtus/day~~	100% of the Gas produced	~~Up to   MMBtus/day~~
~~☐ EFP~~	from the Dedicated Mineral Interests as
described in Schedule “A” that is not sold to
CES under Transaction Confirmation #2
into PG&E, less such Gas as may be
required to meet Seller’s lease obligations ~~subject to Section 4.2. at election of D Buyer or D Seller~~

Delivery Point(s): The Inlet flange at each of CPN Pipeline Mtr.(s) connected to the Dedicated Mineral Leases.

Special Conditions:

•	The intent of this Transaction Confirmation is to deliver Gas from the Dedicated Mineral Leases into CPN Pipeline. Only if there is an extenuating circumstance, which is more than an inconvenience, will the Gas be delivered into PG&E under Transaction Confirmation #2.

•	Anything contained herein to the contrary notwithstanding, Seller and Buyer may from time to time enter into Fixed Price Transaction(s) with respect to Gas delivered at the Delivery Point(s). In such event, the Gas subject to the Fixed Price Transaction(s) shall be released from the terms of this Transaction Confirmation during the term of such Fixed Price Transaction and Seller and Buyer shall execute a Transaction Confirmation covering such Gas, the terms of which will govern the sale thereof by Seller and the purchase thereof by Buyer for the term of the Fixed Price Transaction. Upon the expiration of the Fixed Price Transaction such Gas shall again be subject to the terms of this Transaction Confirmation. It is further understood and agreed that with respect to Gas subject to a Fixed Price Transaction, such Gas shall be the first Gas delivered each Day to Buyer at the applicable Delivery Point(s) hereunder.

•	Each Gas Day Seller agrees to sell and deliver exclusively to Buyer at the Delivery Point(s), one hundred percent (100%) of the Contract Quantity as defined above. Seller covenants and represents that Seller owns or has the right to sell Gas produced from the Dedicated Mineral Leases. If Buyer is notified of an adverse claim challenging Seller’s right to sell and receive payment for any Gas sold hereunder, Buyer may withhold payments due hereunder applicable to such Gas to the extent of adverse third party claims to the Gas or to the proceeds from the sale of said Gas until such claim is finally determined, unless the Seller provides Buyer with a bond or other surety satisfactory to Buyer in an amount sufficient to protect Buyer from such claims.

•	By the Nomination Deadline Seller shall furnish to Buyer Seller’s estimates of the volumes of Gas available for sale for the following month from the Dedicated Mineral Interests at each Delivery Point pursuant to this Transaction Confirmation including the Baselaod and Incremental Volumes. Seller shall inform Buyer of any changes in such estimated volumes as soon as reasonably possible after Seller becomes aware of same, however, such changes to the estimated volumes will not affect the calculation of the Financial Adjustment. The Gas volume estimates furnished by Seller shall comply with such procedures regarding timing and format as Buyer may from time to time reasonably establish.

•	The quality and measurement of Gas delivered to the Transporter shall be in accordance with the gas specifications set forth below, as may be amended by Transporter from time to time. As to any Gas which fails to meet the quality specifications set forth below (“off spec gas”), Buyer shall have the right to refuse to accept delivery thereof.

a.	Water Vapor: The gas will not have a water vapor content in excess of seven pounds of water vapor per one million Cubic Feet of gas.

b.	Hydrogen Sulfide: Subject to the provisions of subparagraph (h) below, the gas will not contain more than 1/4 grain (4.0 PPM) of hydrogen sulfide per 100 Cubic Feet of gas, as determined by quantitative tests.

c.	Total Sulfur: Subject to the provisions of subparagraph (h) below, the gas will not contain more than one grain of total sulfur per 100 Cubic Feet of gas, including not more than 0.5 grain of mercaptan sulfur, as determined by quantitative tests.

d.	Temperature: The gas will not have a temperature less than 60 degrees Fahrenheit or more than 120 degrees Fahrenheit.

e.	Carbon Dioxide: Subject to the provisions of subparagraph (h) below, the gas will not contain more than 1% by volume of carbon dioxide.

f.	Oxygen: Subject to the provision subparagraph (h) below, the gas will contain no more than 0.10% by volume of oxygen

g.	Objectionable Matter: The gas will be free of liquids and solids, will not contain any hydrocarbons that might condense to free liquids in the pipeline under normal pipeline conditions and will be commercially free from dust, gums, gum-forming constituents and other liquids or solid mater that might become separated from the gas in the course of transportation through pipelines or otherwise cause the gas to be unmarketable.

h.	Gross Heating Value: The gas will not have a gross Heating Value less than 950 Btu per Cubic Foot of gas, nor more than 1,100 Btu per Cubic Foot of gas.

i.	Hydrocarbon Dew Point: The gas shall not have a hydrocarbon dew point that will allow formation of liquids.

Tests to determine the quality of the Gas shall be made using standard methods approved in the natural gas industry. The Buyer and Seller are aware that at the commencement of the Delivery Period and at any time during the Delivery Period, Gas to be delivered to Transporter might be off spec gas and Buyer anticipates that it and/or the Transporter may be able to accept delivery of such off-spec gas from time-to-time in the sole discretion of Buyer or the Transporter. However Seller agrees that Buyer’s acceptance of delivery of off-spec gas at the commencement of the Delivery Period or at any time during the Delivery Period shall not prevent Buyer from asserting its continuing right to refuse to accept delivery of off spec gas in its sole discretion and a waiver by Buyer of any one or more defaults by the Seller in meeting the specifications above shall not operate as a waiver of any future defaults, whether of a like or different character.

•	If Buyer refuses to accept delivery of off-spec gas or if Buyer is unable to accept delivery of Gas due to an event of Force Majeure, and such failure to accept delivery continues for a period of thirty (30) days or longer, Seller shall have the right to sell such Gas to third parties for such period and until Buyer is able to accept delivery of Gas. If Buyer fails to accept delivery of Gas for a period of one hundred twenty (120) consecutive days, Seller shall have the right to terminate this Transaction Confirmation.

•	Buyer will use commercially reasonable efforts so that the meters at each Delivery Point(s) remain in service during the Delivery Period including, if necessary, flowing the minimum amount of gas into the meters at each Delivery Point(s) if required.

•	Seller may, following prior written notice to Buyer and to Receiving Transporter, install, maintain, and operate in accordance with accepted industry practice at its own risk and expense, pressure regulators and check measuring equipment of standard make using separate taps installed upstream of the Delivery Point(s). Such check meter(s) shall not interfere with operations of Buyer or Receiving Transporter’s equipment. Buyer will have access to Seller’s check measuring equipment at all reasonable hours, but only Seller will calibrate, adjust, operate, and maintain it.

If at any time Receiving Transporter’s measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it will be adjusted promptly to read accurately within the limits prescribed by the manufacturer. If any such measuring equipment is found to be inaccurate or out of service by an amount exceeding two percent (2%), at a recording corresponding to the average hourly rate of flow for the period since the last test then previous readings will be corrected to zero error for any known or agreed period, but in the case the period is not known or agreed upon, such correction shall be made for a period extending over one-half (1/2) of the time elapsed since the last test, not exceeding a correction period of sixteen (16) Days.

The volume of gas delivered during that period will be estimated by the first feasible of the following methods:

(i) using the data recorded by any check measuring equipment if registering accurately;

(ii) correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

(iii) by estimating the quantity or quality delivered based on deliveries under similar conditions during a period when the equipment was registering accurately.

No adjustment will be made for inaccuracies unless they exceed two percent of affected volumes.

•	If payment is not received by the Payment Date or if the obligations are not fully secured as called for in the NAESB Special Provisions, Seller may cease Gas deliveries under this Transaction Confirmation and re-sell the Gas on a spot basis until the default in payment is cured and/or the appropriate security is re-established. If any payment default is paid within sixty (60) days of the default and collateral is re-established, Seller agrees to resume deliveries under the Transaction Confirmation. If any payment default is not paid within sixty (60) days, Seller shall have the right to terminate this Transaction Confirmation and Transaction Confirmation #1.

•	Upon termination of this Transaction Confirmation and for a term of ten years thereafter, Buyer has a right to match any offer made by a third party to Seller to purchase all or part of the Gas production from the Dedicated Mineral Leases. Seller shall inform Buyer of any such offer made by a third party. Buyer shall have the right to purchase such Gas and Seller shall have the obligation to sell such Gas under NAESB-type terms and conditions with prices and credit terms comparable to those made by the third party. Anything herein to the contrary notwithstanding, if this Transaction Confirmation terminates pursuant to the payment default provisions stated above, then Buyers’ right to match shall also terminate and be null and void.

•	Alternative Payment Arrangement. Seller agrees to comply with the following alternative payment arrangement, until such time as Buyer, in its sole discretion, provides notice to Seller that the alternative payment arrangement below shall no longer be applicable (“Notice of Termination of Alternative Payment Arrangement”). In the event Buyer provides such Notice of Termination of Alternative Payment Arrangement, the parties shall pay pursuant to the terms of Section 7.1 of the Base Contract and the terms of Section 7.1 - 7.5 shall apply without the following amendments. Until Buyer provides such Notice of Termination of Alternative Payment Arrangement, the parties agree for purposes of this Transaction Confirmation that the Seller shall not be required to invoice Buyer as set forth in the first sentence of Section 7.1 of the Base Contract, and that:

(1) The first sentence of Section 7.2 shall be revised to instead read:

“Buyer shall remit the amount due under Section 7.1 based on the volume of Gas measured by the Receiving Transporter (“Receiving Transporter’s Volume”) in the manner specified in the Base Contract, in immediately available funds, on or before the Payment Date; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date; and provided that Buyer shall furnish supporting documentation acceptable in industry practice to support the amount paid.”

(2) The first sentence in Section 7.4 shall be revised to read:

“If either party, in good faith, disputes the amount of any such invoice or any payment based on Receiving Transporter’s Volume or any part thereof, such party will pay such amount as it concedes to be correct; provided, however, if such party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed.”

(3) Section 7.5 shall be revised to read:

“If either party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.”

Seller: ROSETTA RESOURCES CALIFORNIA, LLC		Buyer: CALPINE ENERGY SERVICES, L.P.

By:	/s/ Charles F. Chambers	By:	/s/ Janet R. Dietrich
Title:	Executive Vice President	Title:	Janet R. Dietrich, Vice President
Date:		Date:	July 7, 2005

TRANSACTION CONFIRMATION

FOR IMMEDIATE DELIVERY

CALPINE ENERGY SERVICES, L.P.	Date: July 7, 2005 Transaction Confirmation #: 2

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated July 7, 2005. The terms of this Transaction Confirmation are binding unless disputed in writing within 2 Business Days of receipt unless otherwise specified in the Base Contract.

SELLER:	BUYER:

Rosetta Resources California, LLC (“RRC”)	Calpine Energy Services, L.P.(“CES”)
717 Texas Avenue, Ste. 2800	717 Texas Avenue, Ste. 1000
Houston, TX 77002	Houston, TX 77002
Attn: Brent Secrest,	Attn: Lisa Reichel
Calpine Producer Services, L.P.,	Phone: (713) 830-8841
as Agent for RRC	Fax: (713) 830-8902
Phone: 713-830-8613	Base Contract No.
Fax: 713-830-8902	Transporter: PG&E

Contract Price: No later than five (5) Business Days prior to the Last Trading Day for the Henry Hub Natural Gas Futures Contract (as defined by NYMEX) for the following Month (“ Nomination Deadline”), Seller shall furnish Buyer with an estimate of the daily volumes of Gas available for the subsequent Month of flow (the “Baseload Volume”).

For each MMBtu received as Baseload Volume by Buyer on a daily basis, the price paid by Buyer to Seller per MMBtu shall be the Natural Gas Intelligence, Bidweek Survey, California, PG&E Citygate price (“NGI”) for such Month Less an amount equal to the Silverado Path On System As-Available transport rate, Less an amount equal to the transmission shrinkage rate for Silverado. Both the transport and the shrinkage rate shall be as set forth in PG&E’s tariff as modified from time to time.

For each MMBtu received on a daily basis by Buyer during a Month in excess of the Baseload Volume (the “Incremental Volumes”), the price paid by Buyer to Seller per MMBtu shall be the Gas Daily- Daily Midpoint PG&E Citygate price (“Gas Daily”), Less an amount equal to the Silverado Path On System As-Available transport rate, Less an amount equal to the transmission shrinkage rate for Silverado. Both the transport and the shrinkage rate shall be as set forth in PG&E’s tariff as modified from time to time. Alternative pricing may also be mutually agreed upon by Buyer and Seller for the Incremental Volumes.

If Seller fails to provide a Baseload Volume estimate by the Nomination Deadline, all volumes for such Month shall be deemed to be Incremental Volumes.

To the extent that Seller does not deliver at least the Baseload Volume on a daily basis, there will be an adjustment to the monthly payment owed by Buyer to Seller (the “Financial Adjustment”). The Financial Adjustment will be defined as the positive difference of the Baseload Volume of Gas less the actual volumes delivered by Seller to Buyer on a given Day expressed in MMBtu (“Gas Volume Deficiency”) multiplied by the difference between (a) the Gas Daily price for the Day such Gas Volume Deficiency was incurred and (b) the NGI posted price for the corresponding Month of flow. If such difference is negative, no Financial Adjustment shall occur.

The Financial Adjustment for a given Month will be netted against the total Gas payment due for such corresponding Month and such adjusted payment amount will be paid in accordance with Section 7 of the Agreement. Any Financial Adjustment will also be netted against the daily margining amounts as calculated in accordance with Section 10 of the Agreement exchanged between Buyer and Seller once Seller has reasonably sufficient information to perform the Financial Adjustment calculation. For the Month of July, 2005 the Baseload Volume is 37,900 MMBtu per Day and the Incremental Volume is 1 MMBtu per Day.

Notwithstanding anything to the contrary, the Financial Adjustment shall only apply to the Gas Volume Deficiency, and Section 3.2 of the Base Contract shall apply for any other failure to deliver and/or receive volumes in accordance with the terms of the Contract.

Delivery Period: Begin: July 7, 2005 End: December 31, 2009 (“Initial Term”) and continuing year-to-year thereafter (“Renewal Term”). Either party may terminate this Transaction Confirmation at the end of the Initial Term or at the end of any Renewal Term thereafter by giving written notice to the other party at least ninety (90) days in advance of the termination date.

Performance Obligation and Contract Quantity: (Select One)

Firm (Fixed Quantity):  ~~MMBtus/dav ☐ EFP~~

Firm (Variable Quantity):

100% of the Gas produced from the Dedicated Mineral Interests as described in Schedule “A” that is not sold to CES under Transaction Confirmation #1 into CPNPL, less such Gas as may be required to meet Seller’s lease obligations

~~subject to Section 4.2. at election of~~

~~☐ Buyer or ☐ Seller~~

Interruptible: ~~Up to   MMBtus/day~~

Delivery Point(s): The Inlet flange at each of PG&E Pipeline Mtr.(s) - connected to the Dedicated Mineral Interests.

Special Conditions:

•	Anything contained herein to the contrary notwithstanding, Seller and Buyer may from time to time enter into Fixed Price Transaction(s) with respect to Gas delivered at the Delivery Point(s). In such event, the Gas subject to the Fixed Price Transaction(s) shall be released from the terms of this Transaction Confirmation during the term of such Fixed Price Transaction and Seller and Buyer shall execute a Transaction Confirmation covering such Gas, the terms of which will govern the sale thereof by Seller and the purchase thereof by Buyer for the term of the Fixed Price Transaction. Upon the expiration of the Fixed Price Transaction such Gas shall again be subject to the terms of this Transaction Confirmation. It is further understood and agreed that with respect to Gas subject to a Fixed Price Transaction, such Gas shall be the first Gas delivered each Day to Buyer at the applicable Delivery Point(s) hereunder.

•	Each Gas Day Seller agrees to sell and deliver exclusively to Buyer at the Delivery Point(s), one hundred percent (100%) of the Contract Quantity as defined above. Seller covenants and represents that Seller owns or has the right to sell Gas produced from the Dedicated Mineral Interests. If Buyer is notified of an adverse claim challenging Seller’s right to sell and receive payment for any Gas sold hereunder, Buyer may withhold payments due hereunder applicable to such Gas to the extent of adverse third party claims to the Gas or to the proceeds from the sale of said Gas until such claim is finally determined, unless the Seller provides Buyer with a bond or other surety satisfactory to Buyer in an amount sufficient to protect Buyer from such claims.

•	If Buyer refuses to accept delivery of off-spec gas or if Buyer is unable to accept delivery of Gas due to an event of Force Majeure, and such failure to accept delivery continues for a period of thirty (30) days or longer, Seller shall have the right to sell such Gas to third parties for such period and until Buyer is able to accept delivery of Gas. If Buyer fails to accept delivery of Gas for a period of one hundred twenty (120) consecutive days, Seller shall have the right to terminate this Transaction Confirmation.

•	Buyer will use commercially reasonable efforts so that the meters at each Delivery Point(s) remain in service during the Delivery Period including, if necessary, flowing the minimum amount of Gas into the meters at each Delivery Point(s) if required.

•	If payment is not received by the Payment Date or if the obligations are not fully secured as called for in the NAESB Special Provisions, Seller may cease Gas deliveries under this Transaction Confirmation and re-sell the Gas on a spot basis until the default in payment is cured and/or the appropriate security is re-established. If any payment default is paid within sixty (60) days of the default and collateral is re-established, Seller agrees to resume gas deliveries under the Transaction Confirmation. If any payment default is not paid within sixty (60) days, Seller shall have the right to terminate this Transaction Confirmation and Confirmation #2.

•	By the Nomination Deadline Seller shall furnish to Buyer Seller’s estimates of the volumes of Gas available for sale for the following month from the Dedicated Mineral Interests at each Delivery Point pursuant to this Transaction Confirmation including the Baselaod and Incremental Volumes . Seller shall inform Buyer of any changes in such estimated volumes as soon as reasonably possible after Seller becomes aware of same, however, such changes to the estimated volumes will not affect the calculation of the Financial Adjustment. The Gas volume estimates furnished by Seller shall comply with such procedures regarding timing and format as Buyer may from time to time reasonably establish.

•	Upon termination of this Transaction Confirmation and for a term of ten (10) years thereafter, Buyer has a right to match any offer made by a third party to Seller to purchase all or part of the Gas production from the Dedicated Mineral Interests. Seller shall inform Buyer of any such offer made by a third party. Buyer shall have the right to purchase such Gas and Seller shall have the obligation to sell such gas under NAESB-type terms and conditions with prices and credit terms comparable to those made by the third party. Anything herein to the contrary notwithstanding, if this Transaction Confirmation terminates pursuant to the payment default provisions stated above, then Buyers’ right to match shall also terminate and be null and void.

•	Alternative Payment Arrangement. Seller agrees to comply with the following alternative payment arrangement, until such time as Buyer, in its sole discretion, provides notice to Seller that the alternative payment arrangement below shall no longer be applicable (“Notice of Termination of Alternative Payment Arrangement”). In the event Buyer provides such Notice of Termination of Alternative Payment Arrangement, the parties shall pay pursuant to the terms of Section 7.1 of the Base Contract and the terms of Section 7.1 - 7.5 shall apply without the following amendments. Until Buyer provides such Notice of Termination of Alternative Payment Arrangement, the parties agree for purposes of this Transaction Confirmation that the Seller shall not be required to invoice Buyer as set forth in the first sentence of Section 7.1 of the Base Contract, and that:

(1)	The first sentence of Section 7.2 shall be revised to instead read:

“Buyer shall remit the amount due under Section 7.1 based on the volume of Gas measured by the Receiving Transporter (“Receiving

Transporter’s Volume”) in the manner specified in the Base Contract, in immediately available funds, on or before the Payment Date; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date; and provided that Buyer shall furnish supporting documentation acceptable in industry practice to support the amount paid.”

(2)	The first sentence in Section 7.4 shall be revised to read:

“If either party, in good faith, disputes the amount of any such invoice or any payment based on Receiving Transporter’s Volume or any part thereof, such party will pay such amount as it concedes to be correct; provided, however, if such party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed.”

(3)	Section 7.5 shall be revised to read:

“If either party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.”

Seller: ROSETTA RESOURCES CALIFORNIA, LLC		Buyer: CALPINE ENERGY SERVICES, L.P.

By:	/s/ Charles F. Chambers	By:	/s/ Janet R. Dietrich
Title:	Charles F. Chambers, Executive Vice President	Title:	Janet R. Dietrich, Vice President
Date:	July 7, 2005	Date	July 7, 2005